Exhibit 10.4

September 24, 2007

Private and Confidential

Mr. Alan J. Gotcher, Ph.D.
President & CEO
Altair Nanotechnologies Inc.
204 Edison Way
Reno, NV 890502

Ladies and Gentlemen:

Pursuant to the April 21, 2006 Letter Agreement between Altair Nanotechnologies Inc. (the "Company") and J.P. Morgan Securities Inc. ("JPMorgan") the parties are entering into this letter agreement in order to set forth the specific terms and conditions in connection with the proposed issuance, offering and sale by the Company (the "Offering") of approximately $25 million to $50 million of equity or equity-linked securities (the "Securities") on a private placement basis.

1.           Best Efforts Placement.  The Company has engaged JPMorgan to act as sole placement agent on a best efforts basis for the Offering.  The Company acknowledges and agrees that JPMorgan's engagement hereunder is not an agreement by JPMorgan or any of its affiliates to underwrite or purchase any securities or otherwise provide any financing.

2.           Exclusive Engagement.  During the period of JPMorgan’s engagement hereunder, the Company will not, and will cause its affiliates not to, discuss the Offering or any other placement or sale of equity or equity-related securities with any third parties (except through JPMorgan) and it will promptly notify JPMorgan if it receives any inquiry concerning the Securities.  The Company represents and agrees that no offers or sales of securities of the same or a similar class as the Securities have been made or will be made by the Company or on its behalf that would be integrated with the offer and sale of the Securities under the doctrine of integration referred to in Regulation D under the Securities Act of 1933, as amended.  Notwithstanding the foregoing, the Company shall not be prohibited by this Section 2 from discussing the issuance, and or issuing, its equity or equity-linked securities to counterparties in connection with licensing agreements entered into with such counterparties provided that the Company will take all necessary steps to ensure that any such offering and sale of its securities are exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D thereunder.

3.           Indemnification and Contribution.  In consideration of the engagement hereunder, the Company agrees to the indemnification and contribution provisions set forth in Annex A hereto, which provisions are incorporated by reference herein and constitute a part hereof.

4.           Fees and Expenses.  The Company agrees to pay JPMorgan an initial retainer of $75,000 upon the signing of this letter agreement.  This retainer is nonrefundable but shall be credited against any further fees payable to JPMorgan hereunder.  In addition, as compensation for its services hereunder, the Company agrees to pay JPMorgan at each closing for the sale of Securities a placement fee equal to 6.0% of the value of the Securities sold at such closing, in cash; provided, however, that the minimum aggregate cash consideration, if any, to be paid to JPMorgan in connection with this engagement shall not be less than $1,500,000.

The Company agrees to reimburse JPMorgan promptly upon request for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees, disbursements and other charges of legal counsel and other experts) incurred in connection with this letter agreement or any of the transactions contemplated hereby, whether or not any Securities are issued, offered or sold; provided, however, that the Company’s reimbursement obligation pursuant to this sentence shall not exceed $75,000 in the aggregate without its prior consent.  In addition, as is customary in private placements, the Company will also pay the fees and expenses of one counsel for the purchasers of the Securities, such counsel to be mutually acceptable to the Company and JPMorgan.

5.           Disclosure.  In connection with its engagement hereunder, JPMorgan will assist the Company in preparing a private placement memorandum and/or other documents to be used in connection with the Offering (the "Offering Document").  The Company acknowledges and agrees that the Offering Document is its own work product, that JPMorgan may rely, without independent verification, upon the accuracy and completeness of all information furnished by the Company to JPMorgan for use in connection with the Offering (collectively, the "Information") and that JPMorgan does not assume any responsibility therefor.

The Company represents that (i) the Information and the Offering Document will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) all historical financial data provided to JPMorgan will be prepared in accordance with generally accepted accounting principles and practices then in effect in the United States and will fairly present the financial condition and operations of the Company and (iii) any forecasted financial, market or industrial information provided to JPMorgan will be prepared in good faith with a reasonable basis for the assumptions and the conclusions reached therein. In addition, the Company agrees that it will notify JPMorgan promptly if any of the foregoing representations ceases to be accurate at any time during the period of JPMorgan's engagement hereunder.

6.           Engagement Period, Termination and Survival. JPMorgan’s engagement hereunder may be terminated by JPMorgan or the Company at any time upon 10 days' prior written notice to the other party.  The provisions of this letter agreement relating to the payment of fees and expenses, indemnification and contribution, references to JPMorgan and governing law will survive any termination or expiration of this letter agreement.  In addition, if any person contacted by JPMorgan during the term of its engagement hereunder and with whom JPMorgan had substantive discussions regarding the Offering purchases Securities, or any substantially similar securities, from the Company during the 12-month period following termination of this letter agreement, the Company shall pay JPMorgan, upon the closing of such sale, a cash fee equal to the amount that would have been payable had this letter agreement not been terminated.

7.  Matters Relating to Engagement.  The Company acknowledges that JPMorgan has been retained solely to provide the services set forth herein.  In rendering such services, JPMorgan shall act as an independent contractor, and any duties of JPMorgan arising out of its engagement hereunder shall be owed solely to the Company.  In addition, the Company agrees that JPMorgan may perform the services contemplated hereby in conjunction with its affiliates, and that any JPMorgan affiliates performing services hereunder shall be entitled to the benefits and be subject to the terms of this letter agreement.

Following completion of this engagement, JPMorgan shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder.  JPMorgan may not, without its prior written consent, which shall not be unreasonably withheld, be quoted or referred to in any document, release or communication prepared, issued or transmitted by the Company (including any entity controlled by, or under common control with, the Company or any director, officer, employee or agent thereof).

The Company acknowledges that JPMorgan is a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services.  In the ordinary course of business, JPMorgan and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby.

In addition, JPMorgan and its affiliates may from time to time perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company or the Offering.  JPMorgan and its affiliates will not use confidential information obtained from the Company pursuant to this engagement or their other relationships with the Company in connection with the performance by JPMorgan and its affiliates of services for other companies, and JPMorgan and its affiliates will not furnish any such information to other companies.  The Company also acknowledges that JPMorgan and its affiliates have no obligation to use in connection with this engagement, or to furnish to the Company, confidential information obtained from other companies.

Furthermore, the Company acknowledges that JPMorgan and its affiliates may have fiduciary or other relationships whereby JPMorgan and its affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or of potential purchasers of the Securities or others with interests in respect of the Offering.  The Company acknowledges that JPMorgan and its affiliates may exercise such powers and otherwise perform its functions in connection with such fiduciary or other relationships without regard to JPMorgan’s relationship to the Company hereunder.

The Company acknowledges that JPMorgan is not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.  The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and JPMorgan shall have no responsibility or liability to the Company with respect thereto.

The Company acknowledges that the terms of this letter agreement are contingent upon the receipt by JPMorgan of appropriate Commitment Committee approval.  JPMorgan shall promptly notify the Company upon receipt of Commitment Committee approval.

8.           Governing Law.  This letter agreement, including Annex A hereto, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.  The Company and JPMorgan irrevocably agree to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of either party related to or arising out of this letter agreement or the performance of services hereunder.

9.           Miscellaneous.  This letter agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto.  This letter agreement may not be amended or modified except by a writing executed by each of the parties hereto.  Section headings herein are for convenience only and are not a part of this letter agreement.  This letter agreement is solely for the benefit of the Company and JPMorgan, and no other person (except for indemnified persons to the extent set forth in Annex A hereto) shall acquire or have any rights under or by virtue of this letter agreement.  This letter agreement may not be assigned by either party hereto without the other party’s prior written consent provided that this letter agreement may be assigned to the successor in interest of either the Company or JPMorgan in connection with a sale of all or substantially all of the assets of such party or a merger in which such party is not the surviving entity.  Neither party hereto shall be responsible or have any liability to any other party for any indirect, special or consequential damages arising out of or in connection with this letter agreement or the transactions contemplated hereby, even if advised of the possibility thereof.

This letter agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please so indicate by executing this letter, together with the enclosed duplicate originals, in the place indicated and returning two (2) of these originals for our files, together with a check for our retainer in the amount of $75,000 (payable to J.P. Morgan Securities Inc.).

Very truly yours, J.P. MORGAN SECURITIES INC. By: /s/ Norman D. Colbert Name: Norman D. Colbert Title: Managing Director

Accepted and agreed to as of
the date first written above.

ALTAIR NANOTECHNOLOGIES INC.

By: /s/     Alan J. Gotcher
     Name: Alan J. Gotcher, Ph.D.
     Title: President & CEO

J.P. Morgan Securities Inc. 277 Park Avenue, 3rd Floor New York, NY 10172

ANNEX A

The Company agrees to indemnify and hold harmless JPMorgan, its affiliates and their respective officers, directors, employees, agents and controlling persons (each an "Indemnified Person") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with the transactions contemplated by the letter agreement to which this Annex A is attached (the “Agreement”), or any claim, litigation, investigation or proceedings relating to the foregoing ("Proceedings") regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any legal or other expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person.  The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company for or in connection with the Agreement, any transactions contemplated thereby or JPMorgan's role or services in connection therewith, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by the Company are finally judicially determined to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations.  It is hereby agreed that the relative benefits to the Company on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to any sale of the Securities (whether or not consummated) bears to (ii) the fee paid or proposed to be paid to JPMorgan in connection with such sale.  The indemnity, reimbursement and contribution obligations of the Company under these paragraphs shall be in addition to any liability which the Company may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person.

Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings, such Indemnified Person will, if a claim is to be made hereunder against the Company in respect thereof, notify the Company in writing of the commencement thereof; provided that (i) the omission so to notify the Company will not relieve it from any liability which it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Company will not relieve it from any liability which it may have to an Indemnified Person otherwise than on account of this indemnity agreement.  In case any such Proceedings are brought against any Indemnified Person and it notifies the Company of the commencement thereof, the Company will be entitled to participate therein and, to the extent that it may elect by written notice delivered to the Indemnified Person, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Person; provided that if the defendants in any such Proceedings include both the Indemnified Person and the Company and the Indemnified Person shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Company, the Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person.  Upon receipt of notice from the Company to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by the Indemnified Person of counsel, the Company will not be liable to such Indemnified Person for expenses incurred by the Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Company shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel), approved by JPMorgan, representing the Indemnified Persons who are parties to such Proceedings), (ii) the Company shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Company has authorized in writing the employment of counsel for the Indemnified Person.

The Company shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such Proceedings, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment.  Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested the Company to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this Annex A, the Company shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Company of such request for reimbursement and (ii) the Company shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement.  The Company shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings.

Capitalized terms used but not defined in this Annex A have the meanings assigned to such terms in the Agreement.

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